UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 16, 2008
FUEL SYSTEMS SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)
Delaware State or other jurisdiction of incorporation)	001-32999 (Commission File Number)	20-3960974 (IRS Employer Identification No.)

3030 South Susan Street, Santa Ana, California (Address of principal executive offices)		92704 (Zip Code)
Registrant's telephone number, including area code: (714) 656-1300
______________________________________ (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

_____________________________________________

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Acquisition of Distribuidora Shopping S.A. and Tomasetto Achille S.A.

On December 16, 2008, MTM S.r.L. ("MTM"), an indirect wholly owned subsidiary of Fuel Systems Solutions, Inc. ("Fuel Systems"), entered into a Share Purchase Agreement (the "Share Purchase Agreement") through which MTM will acquire all of the equity of Distribuidora Shopping S.A. and Tomasetto Achille S.A. (collectively, the "Companies") from Alessandro Carlo Evi and Susana Iallonardi (collectively, the "Sellers"). The Companies are headquartered in Argentina and manufacture, import, export and market natural gas kits for vehicles.

The aggregate purchase price for 100% of the equity of both Companies is $22 million, subject to upward adjustment by adding to the purchase price the Companies' cash and bank account balances at closing and downward adjustment by subtracting from the purchase price the Companies' debt at the closing. The selling shareholders will use $10.0 million of the purchase price to acquire 322,800 shares of Fuel Systems common stock in a transaction that is expected to be exempt from registration under the Securities Act of 1933, as amended. The transactions contemplated by the Share Purchase Agreement are expected to close in January 2009 but are subject to customary closing conditions so there is no guarantee that the closing will take place as anticipated, or at all.

Of the 322,800 shares of Fuel Systems common stock issued to Sellers in the private placement, 129,120 shares will remain in escrow for up to six years in order to cover unknown or contingent liabilities of the Companies and to satisfy any claims for indemnification that MTM may have against the Sellers during that time. MTM's losses will not be limited to the value of the escrow shares, but MTM must deplete the escrow shares before seeking any amount in cash from the Sellers.

As part of the transaction, each of the Sellers agrees that for five years following the closing of the transaction or the final date that he or she is employed by either of the Companies, he or she (a) will not compete with the Companies in Argentina or any geographical region where MTM and its affiliates carries out business similar to the Companies' business, (b) not solicit the Companies' employees who were the Companies' employees at the closing or one year prior to the closing and (c) maintain the confidentiality of all of the Companies' confidential information and not use such confidential information for his or her own benefit.

All disputes among the parties that cannot be settled by negotiation shall be submitted to mediation and then, if not resolved, to binding arbitration. The Share Purchase Agreement is written in Spanish. This description of the Share Purchase Agreement is qualified in its entirety by English language summary of the Share Purchase Agreement which is attached hereto as Exhibit 10.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

Short-Term Credit Facility with Intesa Sanpaolo S.p.A.

Fuel Systems and IMPCO Technologies, Inc. ("IMPCO") entered into an uncommitted, unsecured, revolving short-term credit facility with the New York branch of Intesa Sanpaolo S.p.A bank on December 17, 2008 ("Intesa"). IMPCO intends to use the borrowings from the short-term credit facility for its general corporate purposes and Fuel Systems guarantees IMPCO's payments under the credit facility, but does not currently intend to use any of the funds for its own purposes.

The maximum aggregate principal amount of loans outstanding at any time under the short-term credit facility is $13.0 million. Any loans requested by Fuel Systems or IMPCO will be made at Intesa's sole discretion. Fuel Systems may terminate this short-term credit facility with 30 days' prior written notice to Intesa and Intesa may terminate the short-term credit facility at any time.

Each loan may be made for a length of time up to three months and will bear interest at a floating rate of the bank's prime rate plus 0.5%. This floating interest rate may change as often as once a day. If any amounts under a loan remain outstanding after the loan's maturity date, such amounts will bear interest at the bank's prime rate plus 2.5%.

ITEM 9.01.   FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

10.1 English summary of Share Purchase Agreement, dated December 16, 2008, by and among MTM S.r.L., Alessandro Carlo Evi and Susana Iallonardi.

99.1 Press release dated December 18, 2008 regarding the acquisition of Distribuidora Shopping S.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUEL SYSTEMS SOLUTIONS, INC.
Dated: December 22, 2008	By: /s/ Bill E. Larkin___________ Bill E. Larkin Chief Financial Officer

Exhibit List

10.1 English summary of Share Purchase Agreement, dated December 16, 2008, by and among MTM S.r.L., Alessandro Carlo Evi and Susana Iallonardi.

99.1 Press release dated December 18, 2008 regarding the acquisition of Distribuidora Shopping S.A.